Exhibit 99.1

EGC Announces Gary Hanna As New Chairman of the Board

HOUSTON – April 2, 2018 - Energy XXI Gulf Coast, Inc. ("EGC" or the "Company") (NASDAQ:EGC) today announced that the Board of Directors (the “Board”) has appointed Gary C. Hanna as a member of EGC’s Board effective March 29, 2018 and has also named him Chairman.

Douglas E. Brooks, EGC’s Chief Executive Officer and President commented, “On behalf of our Board of Directors, we welcome Gary to EGC following a robust process led by our Nomination and Governance Committee to identify a new leader for our Board. His extensive senior executive and board experience at exploration and production companies operating both offshore and onshore, as well as with the plugging and abandonment sector of the oil field services industry will be particularly valuable to us. Under Gary’s leadership, his team transformed EPL from a post-bankruptcy company into a significant presence in the Gulf of Mexico, which EGC acquired in June, 2014. His deep knowledge and substantial understanding of a large portion of our assets from his years at EPL will be welcome as we pursue our strategy recently implemented with the beginning of our 2018 drilling program. Our management team is excited to work with Gary as he leads our Board forward.”

Michael Reddin, EGC’s former Chairman of the Board, will remain on the Board until EGC’s upcoming Annual Meeting of Stockholders. As previously disclosed, Mr. Reddin decided to not stand for re-election following the end of this term.

Brooks continued, “Mike Reddin served a key role after EGC emerged from restructuring. We would like to thank Mike for the dedication, commitment and contributions he has made to the Company not only with his Board leadership, but also serving as Interim CEO last year.”

Gary Hanna has over thirty years of executive experience in the E&P and oil service sectors, with extensive experience in the U.S. Gulf of Mexico region. Mr. Hanna currently serves as Chairman of the Board for Rosehill Resources and over the past two years has served as a member of the boards of directors of Hercules Offshore, Inc. and Aspire Holdings Corp. Previously he served as Chief Executive Officer and Chairman of KLR Energy from 2015 to 2017. From 2009 until 2014, Mr. Hanna served as the Chief Executive Officer of EPL Oil & Gas, Inc., until it was acquired by EGC in June 2014, and was elected as a director of EPL in 2010 and Chairman in 2013.

Other positions held by Mr. Hanna include: President and Chief Executive Officer of Admiral Energy Services; Senior Vice President at Tetra Technologies, Inc.; President and Chief Executive Officer of Tetra’s affiliate, Maritech Resources, Inc.; President of Tetra Applied Technologies, Inc., another Tetra affiliate; President and Chief Executive Officer of Gulfport Energy Corporation; Chief Operations Officer for DLB Oil & Gas, Inc.; and President and Chief Executive Officer of Hanna Oil Properties, Inc.

Mr. Hanna holds a B.B.A. in Economics from the University of Oklahoma.

About the Company

Energy XXI Gulf Coast (EGC) is an exploration and production company headquartered in Houston, Texas that is engaged in the development, exploitation and acquisition of oil and natural gas properties in conventional assets in the U.S. Gulf Coast region, both offshore in the Gulf of Mexico and onshore in Louisiana and Texas. To learn more, visit EGC’s website at www.energyxxi.com.

Investor Relations Contact

Al Petrie

Investor Relations Coordinator

713-351-3171

apetrie@energyxxi.com

Argelia Hernandez

Investor Relations Specialist

713-351-3175

ahernandez@energyxxi.com